Morgan Stanley Managed Futures MV, L.P.

Interim Financial Statements For the Six Months Ended June 30, 2008 (Unaudited)

Morgan Stanley Managed Futures MV, L.P.

Statements of Financial Condition

	June 30, 2008	December 31, 2007
	$	$
	(Unaudited)
ASSETS

Investment in Trading Companies:
Investment in Transtrend II, LLC	4,570,196	1,982,320
Investment in WCM I, LLC	4,486,494	1,901,309
Investment in Aspect I, LLC	4,480,220	1,864,538
Investment in Chesapeake I, LLC	4,347,953	1,856,854
Investment in Kaiser I, LLC	4,701,454	1,852,494
Investment in Cornerstone I, LLC	—	1,620,737

Total Investments in Trading Companies (cost $19,769,009 and $10,606,121, respectively)	22,586,317	11,078,252

Total Assets	22,586,317	11,078,252

LIABILITIES

Redemptions payable	465,694	—

Total Liabilities	465,694	—

PARTNERS’ CAPITAL

Class A (13,457.288 and 6,965.765 Units, respectively)	15,398,319	7,228,792
Class B (2,769.930 and 1,802.277 Units, respectively)	3,071,004	1,874,202
Class C (2,573.385 and 1,676.682 Units, respectively)	2,971,344	1,747,204
Class Z (583.583 and 217.947 Units, respectively)	679,956	228,054

Total Partners’ Capital	22,120,623	11,078,252

Total Liabilities and Partners’ Capital	22,586,317	11,078,252

NET ASSET VALUE PER UNIT

Class A	1,144.24	1,037.76
Class B	1,149.43	1,039.91
Class C	1,154.64	1,042.06
Class Z	1,165.14	1,046.38

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures MV, L.P.

Statements of Operations (Unaudited)

	For the Three Months Ended June 30, 2008	For the Six Months Ended June 30, 2008
	$	$
EXPENSES
Placement agent fees	85,988	148,720
General partner fees	49,977	86,723
Administrative fees	19,991	34,690

Total Expenses	155,956	270,133

NET INVESTMENT LOSS	(155,956)	(270,133)

REALIZED/UNREALIZED APPRECIATION ON INVESTMENTS
Trading profit (loss):
Realized	—	(305,871)
Net change in unrealized appreciation on investments	1,346,586	2,345,177

Total trading results	1,346,586	2,039,306

NET INCOME	1,190,630	1,769,173

NET INCOME ALLOCATION:

Class A	811,908	1,194,582
Class B	172,819	277,914
Class C	168,897	251,311
Class Z	37,006	45,366

NET INCOME PER UNIT:

Class A	58.84	106.48
Class B	60.44	109.52
Class C	62.06	112.58
Class Z	65.33	118.76

	Units	Units
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:

Class A	12,521.812	10,767.794
Class B	2,838.467	2,635.502
Class C	2,708.921	2,459.621
Class Z	514.430	417.959

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures MV, L.P.

Statements of Changes in Members’ Capital

For the Six Months Ended June 30, 2008 (Unaudited) and for the Period

From August 1, 2007 (commencement of operations) to December 31, 2007

	Class A	Class B	Class C	Class Z	Total
	$	$	$	$	$
Partners’ Capital, August 1, 2007	2,334,627	300,000	1,500,000	50,000	4,184,627
Subscriptions	4,873,517	1,487,648	168,615	172,359	6,720,139
Net Income	215,623	86,554	60,589	5,695	368,461
Redemptions	(194,975)	—	—	—	(194,975)

Partners’ Capital, December 31, 2007	7,228,792	1,874,202	1,747,204	228,054	11,078,252

Partners’ Capital, December 31, 2007	7,228,792	1,874,202	1,747,204	228,054	11,078,252
Subscriptions	7,251,714	1,676,571	1,138,141	406,536	10,472,962
Net Income	1,194,582	277,914	251,311	45,366	1,769,173
Redemptions	(276,769)	(757,683)	(165,312)	—	(1,199,764)

Partners’ Capital, June 30, 2008	15,398,319	3,071,004	2,971,344	679,956	22,120,623

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures MV, L.P.

Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2008
$
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	1,769,173
Adjustments to reconcile net income:
Proceeds from sale of investments in Trading Companies	2,202,143
Purchases of investments in Trading Companies	(11,365,031)
Net change in unrealized appreciation on investments	(2,345,177)

Net cash used for operating activities	(9,738,892)

CASH FLOWS FROM FINANCING ACTIVITIES

Subscriptions	10,472,962
Redemptions	(734,070)

Net cash provided by financing activities	9,738,892

Net change in cash	—
Cash at beginning of period	—
Cash at end of period	—

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures MV, L.P.

Notes to Financial Statements

June 30, 2008 (Unaudited)

The unaudited financial statements contained herein include, in the opinion of management, all adjustments necessary for a fair presentation of the results of operations and financial condition of Morgan Stanley Managed Futures MV, L.P. (“Profile MV” or the “Partnership”). The financial statements and condensed notes herein should be read in conjunction with the Partnership’s December 31, 2007, Annual Report.

1. Organization

Organization – Morgan Stanley Managed Futures MV, L.P. was formed on February 22, 2007, under the Delaware Revised Uniform Limited Partnership Act, as multi-advisor commodity pool created to profit from the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodities interests, including, but not limited to, foreign currencies, financial instruments, mortgage-backed securities, and money market instruments (collectively, “Futures Interests”). The Partnership is one of Morgan Stanley Profile series of funds, comprised of the Partnership, Morgan Stanley Managed Futures LV, L.P., and Morgan Stanley Managed Futures HV, L.P. (collectively, the “Profile Series Partnerships”). The Partnership allocates substantially all of its assets to multiple trading companies (each a “Trading Company”, or collectively the “Trading Companies”), each of which allocates substantially all of its assets in the trading program of an unaffiliated commodity trading advisor (each a “Trading Advisor”) which makes investment decisions for each respective Trading Company.

The Partnership commenced trading operations on August 1, 2007, in accordance with the terms of its Limited Partnership Agreement.

The financial statements have been prepared using the “Fund of Funds” approach and accordingly all revenue and expense information from the Trading Companies is reflected as a net amount under change in unrealized appreciation on investments on the Statements of Operations. The Partnership maintains sufficient cash balance on hand to satisfy ongoing operating expenses for the Partnership.

The general partner of the Partnership and the trading manager of each Trading Company is Demeter Management Corporation (“Demeter”). Demeter may reallocate the Partnership’s assets to the different Trading Companies, based on a variety of factors relating to the performance and the Futures Interests markets traded by each Trading Advisor.

Units of limited partnership interest (“Units”) of the Partnership are being offered to limited partners in four share classes. Depending on the aggregate amount invested in the Partnership, limited partners initially received either class A, B, C or D Units in the Partnership (each a “Class” and collectively the “Classes”). As of June 30, 2008, there were no Class D Units outstanding in the Partnership. Certain limited partners who are not subject to the ongoing Placement Agent Fee (as described herein) are deemed to hold Class Z Units. Additionally, Demeter was issued Class Z Units with respect to its investment in the Partnership.

Demeter made an initial investment in the Partnership by means of a general partner investment in Class Z Units. Demeter is not required to maintain any investment in the Partnership, and may withdraw any portion of its interest in the Partnership, as permitted by the Limited Partnership Agreement.

Morgan Stanley Managed Futures MV, L.P.

Notes to Financial Statements (continued)

1. Organization (cont’d)

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

Revenue Recognition – Net appreciation (depreciation) of investments in the Trading Companies is recorded based upon the proportionate share of the Partnership’s aggregate amount of the net performance recorded by each Trading Company.

Net Income (Loss) per Unit – Net Income (loss) per Unit will be allocated to all partners in proportion to their respective opening capital accounts at the end of each month.

General Partner Fee – The Partnership pays Demeter a monthly administration fee equal to  1/12 of 1.0% (a 1.0% annual rate) of the net asset value of each Class in the Partnership at the beginning of each month for services in operating and managing the Partnership.

Placement Agent Fee – Morgan Stanley & Co. Incorporated (“MS&Co.”) currently serves as the placement agent (the “Placement Agent”) and may appoint affiliates or third parties as additional Placement Agents. The Partnership pays the Placement Agent an ongoing compensation on a monthly basis equal to a percentage of the net asset value of a limited partner’s Units as of the beginning of each month for services in operating and managing the Partnership.

The applicable rate payable by each limited partner is determined by the Class of Units each limited partner may hold. Each limited partner pays the Placement Agent the following percentage based on the aggregate amount invested in the Partnership (as adjusted) by each limited partner in accordance with the following schedule:

Class of Units	Aggregate Investment	Monthly/Annualized Rate (%)
A	Up to $249,999	0.167%/2.0%
B	$250,000 - $499,999	0.125%/1.5%
C	$500,000 - $4,999,999	0.083%/1.0%
D	$5,000,000 and above	0.063%/0.75%

Certain limited partners who are not subject to the ongoing Placement Agent Fee (as described herein) are deemed to hold Class Z Units. The Placement Agent pays a portion of the ongoing Placement Agent fee it receives from the Partnership to the Morgan Stanley Financial Advisor or Investment Representative responsible for selling the Units to the limited partners.

Partnership Administrative Fee – The Partnership pays MS&Co. a monthly fee to cover all administrative, operating, offering, and organizational expenses (the Partnership Administrative Fee”). The monthly Partnership Administrative Fee is equal to 1/12th of 0.40% (a 0.40% annual rate) of the beginning of the month net assets of the Partnership.

Morgan Stanley Managed Futures MV, L.P.

Notes to Financial Statements (continued)

1. Organization (cont’d)

Continuing Offering – Units of the Partnership are offered in four classes, identical in all material respects except for the ongoing Placement Agent fees charged. Units within each Partnership Class were initially offered at $1,000 per Unit and thereafter are offered on a continuous basis as of the first day of each month (a “Subscription Date”) at the net asset value per Unit for each Class as of the last day of the immediately preceding month. The minimum subscription amount in the Partnership is $50,000, subject to the discretion of Demeter to accept a lower amount. Additional subscriptions can be made in increments of $10,000 per Partnership in which a limited partner has already met the minimum subscription amount, subject to the discretion of Demeter to accept a lower amount.

Redemptions – Limited partners may redeem some or al of their Units at 100% of the net asset value per Unit as of the last day of any month (a “Redemption Date”). The Request for Redemption must be delivered to a limited partner’s local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m. New York City time, on the last Business Day of the month in which the redemption is to be effective. The minimum amount of any redemption is 10 Units, provided that the limited partner must maintain a minimum investment in the Partnership of 50 Units unless the limited partner is redeeming his entire interest in the Partnership. Demeter may cause a limited partner to withdraw (in whole or in part) from a Partnership at any time and for any reason. Demeter may also, in its sole discretion, permit redemptions by limited partners in any amount at any time.

Exchanges – Limited partners may redeem some or all of their Units at 100% of the net asset value per Unit in the Partnership on the Redemption Date and use the proceeds to purchase Units of any other Profile Series Partnership (a “Partnership Exchange”) on the following Subscription Date. Each limited partner may also redeem Units in any other partnership operated by Demeter, and use the proceeds to purchase Units in any of the Profile Series Partnerships (a “Non-Partnership Exchange”) on the following Subscription Date (subject to certain restrictions outlined in the Limited Partnership Agreements).

Units Outstanding by Share Class – The table below shows the Units outstanding by share Class for the Partnership. As of June 30, 2008, there were no Class D Units outstanding in the Partnership.

Share Class	A	B	C	Z
Initial Offering of Units August 1, 2007	2,334.627	300.000	1,500.000	50.000
Subscriptions	11,566.723	3,149.075	1,216.557	533.583
Redemptions	(444.062)	(679.145)	(143.172)	—

Ending Units June 30, 2008	13,457.288	2,769.930	2,573.385	583.583

Distributions – Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnership’s profits.

Morgan Stanley Managed Futures MV, L.P.

Notes to Financial Statements (continued)

1. Organization (cont’d)

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as limited partners are individually responsible for reporting income or loss based upon their respective share of the Partnership’s revenues and expenses for income tax purposes.

Dissolution of the Partnerships – The Partnership may be terminated upon any of the circumstances first to occur (i) receipt by Demeter of a notice setting forth an election to terminate and dissolve the Partnership by limited partners holding not less than a Majority of Units (as defined in the Limited Partnership Agreement), with or without cause (ii) the withdrawal, insolvency, bankruptcy, dissolution, or liquidation of Demeter (iii) the occurrence of an event which shall make it unlawful for the existence of the Partnership to be continued or (iv) a determination by Demeter upon 60 days notice to the limited partners to terminate the Partnership.

New Accounting Developments – In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109” (“FIN 48”). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements. FIN 48 became effective for the Partnership as of August 1, 2007. The Partnership has determined that the adoption of FIN 48 did not have a material impact on the Partnership’s financial statements. The Partnership files U.S. federal and state tax returns. 2007 tax year remains subject to examination by federal and most state tax authorities.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements”. SFAS 157 requires use of a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels: Level 1 – quoted market prices in active markets for identical assets and liabilities; Level 2 – inputs other than quoted market prices that are observable for the asset or liability, either directly or indirectly (including quoted prices for similar investments, interest rates, credit risk); and Level 3 – unobservable inputs for the asset or liability (including the Partnership’s own assumptions used in determining the fair value of investments).

Demeter evaluated the impact of adopting SFAS 157 on the Partnership’s Financial statements. The Partnership adopted SFAS 157 as of January 1, 2008. Based on its analysis, the effect of applying SFAS 157 to the investments included in the financial statements does not have a material impact on the Partnership’s financial statements.

The following table summarizes the valuation of the Partnership’s investments by the above SFAS 157 fair value hierarchy as of June 30, 2008:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Investment in Transtrend II, LLC	—	—	$4,570,196	$4,570,196
Investment in WCM I, LLC	—	—	$4,486,494	$4,486,494
Investment in Aspect I, LLC	—	—	$4,480,220	$4,480,220
Investment in Chesapeake I, LLC	—	—	$4,347,953	$4,347,953
Investment in Kaiser I, LLC	—	—	$4,701,454	$4,701,454
Investment in Cornerstone I, LLC	—	—	—	—

Morgan Stanley Managed Futures MV, L.P.

Notes to Financial Statements (continued)

1. Organization (cont’d)

Investment in Trading Companies – The Partnership’s investment in the Trading Companies represents approximately: Transtrend II, LLC 20.23%, WCM I, LLC 19.86%, Aspect I, LLC 19.84%, Chesapeake I, LLC 19.25%, and Kaiser I, LLC 20.82% of the total assets of the Partnership, respectively.

Summarized information for the Partnership’s investment in the Trading Companies as of June 30, 2008 is as follows:

	Fair Value January 1, 2008	Purchases	Sales	Net realized	Net change in unrealized appreciation	Fair Value June 30, 2008
Transtrend II, LLC	$1,982,320	$2,136,511	—	—	$451,365	$4,570,196
WCM I, LLC	$1,901,309	$2,126,353	—	—	$458,832	$4,486,494
Aspect I, LLC	$1,864,538	$2,161,699	—	—	$453,983	$4,480,220
Chesapeake I, LLC	$1,856,854	$1,854,823	—	—	$636,276	$4,347,953
Kaiser I, LLC	$1,852,494	$2,650,481	—	—	$198,479	$4,701,454
Cornerstone I, LLC	$1,620,737	$435,164	$1,896,272	$(305,871)	$146,242	—

2. Trading Companies

Investment in Trading Companies – The Partnership’s assets identified as “Investment in Trading Companies” reflected on the Statements of Financial Condition represents the net asset value of the Partnership’s pro rata share of the Trading Companies. The Net Assets of the Trading Companies are equal to the total assets of the Trading Company (including, but not limited to all cash and cash equivalents, accrued interest and amortization of original issue discount, and the market value of all open Futures Interests contract positions and other assets) less all liabilities of the Trading Company (including, but not limited to, brokerage commissions that would be payable upon the closing of open Futures Interest positions, management fees, incentive fees, and extraordinary expenses), determined in accordance with generally accepted accounting principles.

The commodity brokers for the Trading Companies except for Morgan Stanley Managed Futures Kaiser I, LLC (“Kaiser”) are MS&Co. and Morgan Stanley & Co. International plc (“MSIP”). MS&Co. acts as the counterparty on all trading of foreign currency forward contracts for all the Trading Companies except Kaiser I. Morgan Stanley Capital Group Incl. (“MSCG”) acts as the counterparty on all of the options on foreign currency contracts for all the Trading Companies except Kaiser I. MS&Co. and its affiliates act as custodian of the Trading Company’s assets. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

Effective January 2, 2008, Kaiser I commenced using Newedge Financial Inc. (“Newedge”) as its primary commodity broker with respect to the assets traded by Kaiser I on behalf of the Partnership by Kaiser Trading Group Pty. Ltd., the Trading Advisor for Kaiser I. Newedge also acts as the counterparty on all trading of foreign currency forward contracts, including options on such contracts. Kaiser I continues to maintain an account with MS&Co., where Kaiser I’s excess cash assets will be held, and Kaiser maintains separate clearing accounts with Newedge where Kaiser I’s futures, options and foreign currency forward positions and margin funds related thereto are held.

Morgan Stanley Managed Futures MV, L.P.

Notes to Financial Statements (continued)

2. Trading Companies (cont’d)

Effective January 2, 2008, Caylon Financial Inc. (“Caylon”) changed its name to Newedge Financial Inc. as part of the merger with Caylon and Fimat Group.

Each Trading Company pays a brokerage fee to MS&Co. as described below. Each Trading Company’s cash is on deposit with MS&Co. and MSIL in futures interests trading accounts to meet margin requirements as needed.

Demeter initially invested seed capital directly in all of the Trading Companies. As of March 31, 2008, Demeter has redeemed all seed capital investment in the Trading Companies. Demeter’s investment was equal to an amount it deemed necessary for a Trading Advisor to effectively trade its trading program applicable to a Trading Company. Demeter could have redeemed all or a portion of its investment at its sole discretion without notice to the limited partners once it believed a sufficient amount of assets had been raised from limited partners to sustain each Trading Advisor’s trading program. All seed capital investments by Demeter in the Trading Companies participated on the same terms as the investments made by the Partnership in the Trading Companies.

The following tables summarizes the Partnership’s investments in the Trading Companies as of June 30, 2008. The Trading Companies in which the Partnership invested more than 5% of its net assets are individually identified. Each Trading Company pays each Trading Advisor a monthly management fee within the range of 1% to 2% annually and each Trading Company pays each Trading Advisor a quarterly incentive fee equal to 20% of the trading profits earned (See Footnote 3 for further information).

Investment	% of Profile MV’s Net Assets	Fair Value	Total Income/(Loss)	Management Fees	Incentive Fees	Administrative Fees
Aspect I, LLC	20.3	$4,480,220	$453,982	$32,849	$107,128	$5,748
Chesapeake I, LLC	19.7	4,347,953	636,277	31,555	152,345	5,522
Cornerstone I, LLC	—	—	(159,627)	3,145	—	1,101
Kaiser I, LLC	21.3	4,701,454	198,481	35,024	42,385	6,129
Transtrend II, LLC	20.7	4,570,196	451,364	33,902	105,336	5,933
WCM I, LLC	20.3	4,486,494	458,829	33,377	108,224	5,841

		$22,586,317	$2,039,306	$169,852	$515,418	$30,274

Total Income/(Loss) reflects the Net Realized and Unrealized gain or loss from investment in Trading Company net of all fess.

The Strategy for each Trading Company is disclosed in Footnote 3. Trading Advisors to the Trading Companies.

For all Trading Companies, Contributions and Withdrawals are permitted on a monthly basis.

Morgan Stanley Managed Futures MV, L.P.

Notes to Financial Statements (continued)

2. Trading Companies (cont’d)

Revenues Recognition – Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the net change in unrealized appreciation (depreciation) on investments on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. credits each Trading Company with interest income on 100% of its average daily funds held at MS&Co. Assets deposited with MS&Co. as margin will be credited with interest income at a rate approximately equivalent to what MS&Co. pays other customers on such assets deposited as margin. Assets not deposited as margin with MS&Co. will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month. For purposes of such interest payments, Net Assets do not include monies owed to each Trading Company on Futures Interests.

The Trading Companies’ functional currency is the U.S. dollar; however, the Trading Companies transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation of U.S. dollars are reported in income currently.

Brokerage Fee – Each Trading Company accrues brokerage fees and transaction costs on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members.

Trading Company Administrative Fee – Each Trading Company pays MS&Co. a monthly fee to cover all administrative and operating expenses (the “Trading Company Administrative Fee”). The monthly Trading Company Administrative Fee is equal to 1/12th of 0.35% (a 0.35% annual rate) of the beginning of the month Net Assets of each Trading Company.

Morgan Stanley Managed Futures MV, L.P.

Notes to Financial Statements (continued)

3. Trading Advisors to the Trading Companies

Demeter retains certain commodity Trading Advisors to make all trading decisions for the Trading Companies. The Trading Advisors and their strategies for each Trading Company as of June 30, 2008, are as follows:

Trading Company	Trading Advisor	Strategy
Morgan Stanley Managed Futures Aspect I, LLC (“Aspect”)	Aspect Capital Limited	Aspect Diversified Program

Morgan Stanley Managed Futures Chesapeake I, LLC (“Chesapeake”)	Chesapeake Capital Limited	Diversified Trading Program

Morgan Stanley Managed Futures Kaiser I, LLC (“Kaiser”)	Kaiser Trading Group Pty. Ltd.	Global Diversified Trading Program

Morgan Stanley Managed Futures Transtrend II, LLC (“Transtrend”)	Transtrend B.V.	Enhanced Risk Profile (USD) of Diversified Trend Trading Program

Morgan Stanley Managed Futures WCM I, LLC (“Winton”)	Winton Capital Management Limited	Diversified Trading Program

Effective February 29, 2008, Demeter terminated the management agreement with Morgan Stanley Managed Futures Cornerstone I, LLC, and Cornerstone Quantitative Investment Group Inc. (“Cornerstone”). Consequently, Cornerstone ceased all Futures Interests trading on behalf of the Partnership as of February 29, 2008.

Effective March 1, 2008, the estimated percentage of assets of the Partnership is allocated to each Trading Advisor as follows: Aspect (20%); Chesapeake (20%); Kaiser (20%); Transtrend (20%); and Winton (20%). Additionally, effective March 1, 2008, the assets traded by Transtrend are traded pursuant to Transtrend’s Enhanced Risk Profile (USD) of the Diversified Trend Trading Program.

Compensation to the Trading Advisors by the Trading Companies consists of a management fee and an incentive fee as follows:

Management Fee – Each Trading Company pays its Trading Advisor a monthly management fee within the range of  1/12 of 1.0% to  1/12 of 2.0% (a 1.0% to 2.0% annual rate) of the Net Assets of each Trading Company as of the first day of the month allocated to such Trading Advisor as of the first day of each month.

Incentive Fee – Each Trading Company pays each Trading Advisor a quarterly incentive fee equal to 20% of the trading profits earned by the applicable Trading Company. Such fee is accrued on a monthly basis.

Trading Profits represent the amount by which profits from futures, forwards, and options trading exceed losses after management fees and administrative fees are deducted. When a Trading Advisor experiences losses with respect to Net Assets as of the end of a calendar month, the Trading Advisor must recover such losses before the Trading Advisor is eligible for an incentive fee in the future.

Morgan Stanley Managed Futures MV, L.P.

Notes to Financial Statements (continued)

4. Financial Instruments of the Trading Company

The Trading Company trades Futures Interest. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility.

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price shall be the settlement price on the first subsequent day on which the contract could be liquidated. The fair value of off-exchange-traded contracts is based on the fair value quoted by the counterparty.

The contracts of the Trading Companies are accounted for on a trade-date basis and fair valued on a daily basis.

The Trading Company accounts for its derivative investments in accordance with the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133”). SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics:

(1)	One or more underlying notional amounts or payment provisions;

(2)	Requires no initial net investment or a smaller initial net investment than would be required relative to changes in market factors;

(3)	Terms require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

5. Investment Risks

The Partnership’s investments in the Trading Companies expose them to various types of risks that are associated with the Futures Interests and markets in which the Trading Companies invest. The significant types of financial risks which the Trading Companies are exposed to are market risk, liquidity risk, and counterparty risk.

The rapid fluctuations in the market prices of the Futures Interests in which the Trading Companies invest make an investment in the Partnership volatile. If the Trading Advisors incorrectly predict the direction of prices in the Futures Interests in which it invests, large losses may occur.

Morgan Stanley Managed Futures MV, L.P.

Notes to Financial Statements (continued)

5. Investment Risks (cont’d)

Illiquidity in the markets in which the Trading Companies invest may cause less favorable trade prices. Although the Trading Advisors for the Trading Companies will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. Each Trading Company has credit risk because MS&Co., MSIP, and/or MSCG act as the futures commission merchants or the counterparties with respect to most of each Trading Company’s assets. Each Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty.

6. Subsequent Events to the Trading Companies

Effective September 1, 2008, Bridgewater Associated, Inc. (“Bridgewater”) will begin trading assets for the Partnership. All of the other Trading Advisors trading assets on behalf of the Partnership will remain the same. The following shows the percentage of net assets available for trading in the Partnership allocable to each Trading Advisor on September 1, 2008 with the addition of Birdgewater.

Aspect Capital Limited – Aspect Diversified Program – 16.66%; Chesapeake Capital Corporation – Diversified Trading Program – 16.67%; Kaiser Trading Group Pty Ltd. – Global Diversified Trading Program – 20%; Transtrend B.V. – Enhanced Risk Profile (USD) of Diversified Trend Trading Program – 20%; Winton Capital Management Limited – Diversified Trading Program – 16.67%; and Bridgewater Associates, Inc. – Pure Alpha Futures Only Strategy – 10.00%